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                                                                    Exhibit 99.3

                                 425 PARK AVENUE
                          NEW YORK, NEW YORK 10022-3598
                                 (212) 836-8000

                                December 28, 2005

TO: ALL HOLDERS OF MEMBERSHIP INTERESTS IN IBF FUND LIQUIDATING LLC OR IBF V
    - ALTERNATIVE INVESTMENT HOLDINGS, LLC

     Re: SEC vs. IBF Collateralized Finance Corp. et al., No. 02-CV-5713 ("SEC
         Litigation") In re InterBank Funding Corp. et al., No. 02-41590 ("Chapter 11 Cases")

          You are receiving this letter in connection with a distribution being made by IBF Fund Liquidating LLC ("Fund LLC"), its fifth, in the aggregate amount of $6,000,000. The proceeds being distributed came from the sale of Fund LLC's investment in U.S. Mills, Inc., which closed in November 2005, and the sale of Fund LLC's investment in Investment & Benefit Resources, Inc. n/k/a American Benefits Resources, Inc., which also closed in November 2005.

          As explained in prior letters, investor claims fall into one of two categories under the Joint Liquidating Plan ("Plan") confirmed in the Chapter 11 Cases - "Escrow Claims" and "Non-Escrow Claims." The 286 investors who received Escrow Claims under the Plan were notified in January 2004. All other investors received non-escrow claims, including those who originally invested in IBF V-Alternative Investments Holdings, LLC ("AIH").

          Of this distribution of $6,000,000, $5,782,029 is being paid to holders of Non-Escrow Claims (approximately 3.4% of total Non-Escrow Claims) and $217,971 is being paid to holders of Escrow Claims (less than 1% of total Escrow Claims). Following this distribution, total investor recoveries shall be as follows: for holders of Non-Escrow Claims, roughly $23,877,000 (14.2%), and for holders of Escrow Claims, roughly $21,547,000 (80.4%).

          PLEASE BE REMINDED THAT if you originally purchased your notes or bonds through a qualified retirement account (e.g., 401K or IRA) or a trust account, Your payment will be delivered to that account custodian or trustee along with a copy of this letter. Also, please note, your distribution will be subject to whatever restrictions there may be on your account.

                                        Yours Very Truly,


                                        /s/ Arthur J. Steinberg
                                        ----------------------------------------
                                        Arthur J. Steinberg, ICA Trustee